LMP Adjustable Rate Income fund


Sub-Item 77Q1 (a)


SB ADJUSTABLE RATE INCOME FUND


Amendment No. 8 to
First Amended and Restated Master Trust Agreement

The undersigned, constituting a majority of the Trustees of SB Adjustable Rate Income Fund (the "Trust"), a Massachusetts business trust, acting pursuant to the Trust's First Amended and Restated Master Trust Agreement, as currently in effect (together with any amendments thereto and designations thereunder, the "Trust Document"), do hereby certify that, in accordance with the provisions of the Trust Document, the following amendments to the Trust Document have been duly adopted by the Trustees of the Trust:

1.The name of the Trust is hereby changed from "SB Adjustable Rate Income Fund" to "Legg Mason Partners Adjustable Rate Income Fund," and all references to the name of the Trust in the Trust Document are hereby accordingly amended.

2.The name of the Sub-Trust currently designated as "SB Adjustable Rate Income Fund" is hereby changed to "Legg Mason Partners Adjustable Rate Income Fund," and all references to such Sub-Trust in the Trust Document are hereby amended accordingly:

This Amendment shall become effective on April 7, 2006 at 9:00 a.m. EDT.

[signature page to follow]


IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Amendment as of the ____ day of March 2006.



Dwight B. Crane, as Trusteeand not individually
Paolo M. Cucchi, as Trusteeand not individually
Robert A. Frankel, as Trusteeand not individually
R. Jay Gerken, as Trusteeand not individually
Paul Hardin, as Trusteeand not individually
William R. Hutchinson, as Trusteeand not individually
George M. Pavia, as Trusteeand not individually